Exhibit 99.1

ACADIA Pharmaceuticals Reports

Second Quarter 2019 Financial Results

- 2Q19 Net Sales Grew to $83.2 Million, a 46% Increase Over 2Q18

- 2019 Net Sales Guidance Increased to $320 Million to $330 Million

SAN DIEGO, CA, July 31, 2019 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system disorders, today announced its financial results for the second quarter ended June 30, 2019.

“Continued execution of our commercial initiatives led to strong quarterly performance for NUPLAZID and a significant increase in our sales guidance for the full year,” said Steve Davis, ACADIA’s Chief Executive Officer. “This quarter we initiated a Phase 3 program for pimavanserin in major depressive disorder and in the fourth quarter we plan to initiate a Phase 3 program for trofinetide in Rett syndrome. Additionally for pimavanserin, we expect to announce top-line results from our schizophrenia negative symptoms ADVANCE study around year-end and we expect to announce top-line results from our dementia-related psychosis HARMONY study in the second half of 2020, with an interim read in the second half of this year.”

Recent Highlights

•

Announced top-line results from the Phase 3 ENHANCE study of pimavanserin for adjunctive treatment in patients with schizophrenia. In the study, adding pimavanserin to existing antipsychotic treatment showed a consistent trend in improvement of psychotic symptoms, however the results did not achieve statistical significance on the primary endpoint, the Positive and Negative Syndrome Scale (PANSS) total score (p=0.0940). Significant improvements were observed on the secondary endpoint of PANSS negative symptoms scale sub-score (unadjusted p=0.0474). Additional details from the study are included in the press release issued by the Company on July 22, 2019.

•	Presented positive Phase 2 CLARITY results for pimavanserin as an adjunctive treatment in major depressive disorder at the 2019 American Psychiatric Association Annual Meeting in May 2019.

•	Initiated the international Phase 3 CLARITY-3 study with pimavanserin for adjunctive treatment in patients with major depressive disorder in July 2019.

•

Announced in June 2019, alongside the Michael J. Fox Foundation for Parkinson’s Research, the launch of “Parkinson’s IQ + You”, a series of local events across the United States to educate and empower patients with Parkinson’s disease and their care partners.

Financial Results

Revenue

Net sales of NUPLAZID® (pimavanserin) were $83.2 million for the three months ended June 30, 2019, an increase of 46% as compared to $57.1 million reported for the three months ended June 30, 2018. For the six months ended June 30, 2019 and 2018, ACADIA reported net product sales of $146.2 million and $105.9 million, respectively.

Research and Development

Research and development expenses for the three months ended June 30, 2019 were $67.3 million, compared to $46.6 million for the same period of 2018. For the six months ended June 30, 2019 and 2018, research and development expenses were $120.2 million and $85.9 million, respectively. The increase during the 2019 periods as compared to 2018 was primarily due to development costs associated with trofinetide and additional clinical study costs for pimavanserin.

Selling, General and Administrative

Selling, general and administrative expenses for the three months ended June 30, 2019 were $68.0 million, compared to $69.5 million for the same period of 2018. This decrease was due to lower direct-to-consumer advertising expense partially offset by an increase in personnel costs. For the six months ended June 30, 2019 and 2018, selling, general and administrative expenses were $161.1 million and $130.4 million, respectively. This increase was largely due to an increase in marketing expense related to our direct-to-consumer advertising campaign as well as increased charitable contributions and personnel costs.

Net Loss

For the three months ended June 30, 2019, ACADIA reported a net loss of $54.9 million, or $0.38 per common share, compared to a net loss of $63.3 million, or $0.51 per common share, for the same period in 2018. The net losses for the three months ended June 30, 2019 and 2018 included $20.4 million and $20.6 million, respectively, of non-cash stock-based compensation expense. For the six months ended June 30, 2019, ACADIA reported a net loss of $140.2 million, or $0.97 per common share, compared to a net loss of $117.6 million, or $0.94 per common share, for the same period in 2018. The net losses for the six months ended June 30, 2019 and 2018 included $40.3 million and $41.0 million, respectively, of non-cash stock-based compensation expense.

Cash and Investments

At June 30, 2019, ACADIA’s cash, cash equivalents, and investment securities totaled $381.9 million, compared to $473.5 million at December 31, 2018.

2019 Financial Guidance

•	2019 NUPLAZID net sales guidance is increased to $320 million to $330 million from the previous range of $280 million to $300 million.
•	2019 GAAP R&D guidance of $250 million to $265 million is unchanged compared to prior guidance.
•	2019 GAAP SG&A guidance is increased to $300 million to $315 million from the previous range of $280 million to $295 million.
•	Non-cash stock-based compensation expense guidance of $80 million to $90 million is unchanged compared to prior guidance.

Conference Call and Webcast Information

ACADIA management will review its second quarter financial results and operations via conference call and webcast today at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing 855-638-4820 for participants in the U.S. or Canada and 443-877-4067 for international callers (reference passcode 1288895). A telephone replay of the conference call may be accessed through August 14, 2019 by dialing 855-859-2056 for callers in the U.S. or Canada and 404-537-3406 for international callers (reference passcode 1288895). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there through August 28, 2019.

About NUPLAZID® (pimavanserin)

NUPLAZID is the first and only FDA-approved treatment for hallucinations and delusions associated with Parkinson’s disease psychosis. NUPLAZID is a selective serotonin inverse agonist/antagonist preferentially targeting 5-HT2A receptors that are thought to play an important role in Parkinson’s disease psychosis. NUPLAZID is an oral medicine taken once a day with a recommended dose of 34 mg. ACADIA discovered and developed this new chemical entity and holds worldwide rights to develop and commercialize NUPLAZID.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system disorders. ACADIA has developed and commercialized the first and only medicine approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis. ACADIA also has ongoing clinical development efforts in additional areas with significant unmet need, including dementia-related psychosis, schizophrenia, major depressive disorder, and Rett syndrome. This press release and further information about ACADIA can be found at: www.acadia-pharm.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to: the potential opportunity for future growth in sales of NUPLAZID, including through sales of new dosages and forms; the timing of ongoing and future clinical studies for pimavanserin; the development and commercialization of trofinetide; and guidance for full-year 2019 NUPLAZID net sales and certain expense line items. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the uncertainty of future commercial sales and related items that would impact net sales during 2019, the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2018 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Product sales, net	$83,205	$57,063	$146,164	$105,931
Total revenues	83,205	57,063	146,164	105,931
Operating expenses
Cost of product sales, license fees and royalties (1)	4,995	5,078	9,575	8,563
Research and development (1)	67,320	46,592	120,243	85,868
Selling, general and administrative (1)	67,981	69,472	161,071	130,398
Total operating expenses	140,296	121,142	290,889	224,829
Loss from operations	(57,091)	(64,079)	(144,725)	(118,898)
Interest income, net	2,527	1,279	5,461	2,449
Other expense	(12)	(247)	(241)	(247)
Loss before income taxes	(54,576)	(63,047)	(139,505)	(116,696)
Income tax expense	365	219	740	866
Net loss	$(54,941)	$(63,266)	$(140,245)	$(117,562)
Net loss per common share, basic and diluted	$(0.38)	$(0.51)	$(0.97)	$(0.94)
Weighted average common shares outstanding, basic and diluted	144,314	124,910	144,148	124,819

(1) Includes the following stock-based compensation expense

Cost of product sales, license fees and royalties	$803	$1,137	$1,798	$2,187
Research and development	$7,901	$7,894	$15,781	$15,551
Selling, general and administrative	$11,718	$11,521	$22,726	$23,256

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Cash, cash equivalents and investment securities	$381,887	$473,520
Accounts receivable, net	31,781	26,090
Interest and other receivables	941	1,699
Inventory	3,824	4,070
Prepaid expenses	18,507	20,727
Total current assets	436,940	526,106
Property and equipment, net	3,427	3,309
Operating lease right-of-use assets	10,818	—
Intangible assets, net	3,323	4,062
Restricted cash	4,787	4,826
Other assets	1,588	1,899
Total assets	$460,883	$540,202
Liabilities and stockholders’ equity
Accounts payable	$4,650	$3,167
Accrued liabilities	59,164	56,398
Total current liabilities	63,814	59,565
Operating lease liabilities	6,742	—
Other long-term liabilities	1,413	1,558
Total liabilities	71,969	61,123
Total stockholders’ equity	388,914	479,079
Total liabilities and stockholders’ equity	$460,883	$540,202

Investor Contact:

ACADIA Pharmaceuticals Inc.

Mark Johnson, CFA

(858) 261-2771

ir@acadia-pharm.com

Media Contact:

ACADIA Pharmaceuticals Inc.

Maurissa Messier

(858) 768-6068

media@acadia-pharm.com